Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of September 27th, 2019 (the “Effective Date”) by and between ARIDIS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, U.S.A., and having a principal place of business at 5941 Optical Court, San Jose, CA  95138, U.S.A. (“Aridis”), and SERUM AMR PRODUCTS , a Netherlands based company having a place of business at  Antonie van Leeuwenhoeklaan 9-13, 3721 AL Bilthoven, PO Box 457, The Netherlands (“SAMR”).  Aridis and SAMR are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Aridis has developed the Limited License Products and MabIgX Platform (as defined below) and is seeking regulatory approval of the Limited License Products; and

WHEREAS, SAMR desires to obtain from Aridis a license to the Limited License Products in the Limited Territory defined below, and to use the MabIgX Platform to develop SAMR Products as defined below, and Aridis is willing to grant such license to SAMR, all under the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.2                               “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise and includes Cyrus Poonawalla Group Entity. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.3                               “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the US Foreign Corrupt Practices Act (FCPA) and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.4                               “Aridis IP” means the Aridis Licensed Know-How and Aridis Licensed Patents.

1.5                               “Aridis Licensed Know-How” means all Information (including Data and Regulatory Materials) that (a) (i) is Controlled by Aridis or its Affiliates as of the Effective Date or (ii) becomes Controlled by Aridis or its Affiliates during the Term, and (b) is necessary or useful for the Development or Commercialization of Licensed Products in the Applicable Territory.  With respect to Worldwide License Products described in section 1.60(b), Aridis Licensed Know-how includes all knowhow covering MabIgX Technology.

1.6                               “Aridis Licensed Patents” means all Aridis Patents that (a)(i) are pending as of the Effective Date or (ii) are filed during the Term, or (b)(i) are issued as of the Effective Date or (ii) issue during the Term, in each case in the Applicable Territory.  Aridis Licensed Patents existing as of the Effective Date are set forth in Exhibit D.

1.7                               “Aridis Patents” means all Patents that (a)(i) are Controlled by Aridis or its Affiliates as of the Effective Date or (ii) become Controlled by Aridis or its Affiliates during the Term, and (b) that relate to the Licensed Product or any improvement to the Licensed Product or are otherwise necessary or useful for the Development or Commercialization of Licensed Products in the Applicable Territory.  With respect to SAMR development of Worldwide License Products described in section 1.60(b), Aridis Patents includes all patents Covering MabIgX Technology.

1.8                               “Aridis Product Mark” means Aridis’s (or its Affiliates) trademarks for the (a) the AR-201 Product, and (b) the Limited License Products, and related trade dress.

1.9                               “Applicable Territory” shall mean, with respect to Limited License Products and MablgX Technology, the Limited Territory, and with respect to SAMR Products, the Worldwide Territory.

1.10                        “AR-201 Product” shall mean Aridis product currently in development known as “AR-201”, as further described in Exhibit C to this Agreement.  AR-201 Product is included in the definition of “Worldwide License Product” in section 1.60(a) below.

1.11                        “Business Day” means a day other than Saturday, Sunday or any day that banks in the Netherlands are required or permitted to be closed.

1.12                        “Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.13                        “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA and other applicable Regulatory Authorities.

1.14                        “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the manufacture of Licensed Product.

1.15                        “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry in a similar situation in a similar territory.

1.16                        “Common Technical Document” or “CTD” (including eCTD) means a set of specifications for application dossier adopted by applicable Regulatory Authority for organizing applications of pharmaceuticals for human use.

1.17                        “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.  For clarity, Aridis Licensed Know-How shall be deemed Confidential Information of Aridis.

1.18                        “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any existing agreement or other arrangement with any Third Party or, with respect to any material, Information or intellectual property right obtained by a Party after the Effective Date from a Third Party without being obligated to pay any royalties or other consideration therefor unless the other Party agrees in advance of any grant of rights thereto to pay such royalties or other consideration.

1.19                        “Cover,” “Covering” or “Covered” means, with respect to any Licensed Product, that the manufacture, use, offer for sale, sale or import of such Licensed Product in the Applicable Territory by an unlicensed Third Party would infringe a Valid Claim of an Aridis Licensed Patent.

1.20                        “Cyrus Poonawalla Group” or “CPGC” means any entity controlled directly or indirectly by Dr. Cyrus Poonawalla, Mr. Adar Cyrus Poonawalla and their family members.

1.21                        “Data” means all data, including chemistry, manufacturing and control (CMC) data, non-clinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement.  For clarity, Data does not include any patentable inventions.

1.22                        “Competitive Product” shall have the definition as established in section 2.4.

1.23                        “Developing World” means those countries listed by the United Nations as “Least Developed Countries.”

1.24                        “SAMR  Products” means five products to be developed by SAMR through use of the MabIgX Technology, each comprising one Indication, in each case such Indication to be a target to an infectious disease predominantly of economic impact in the Developing World.  The five Indications licensed for which SAMR Products may be Developed hereunder shall be as specifically described in Exhibit E to this Agreement.

1.25                        “Development,” with a correlative meaning for “Develop” and “Developing,” means all activities conducted after the Effective Date relating to (a) preclinical and clinical trials, toxicology testing, statistical analysis and publication and presentation of study results with respect to Licensed Products (collectively, “Development Activities”) and (b) the reporting, preparation and submission of applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products (collectively, “Regulatory Activities”).

1.26                        “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.27                        “First Commercial Sale” means the first sale of a Licensed Product in the Applicable Territory to a Third Party after Regulatory Approval has been obtained in the Applicable Territory.

1.28                        “Fiscal Year” means Aridis’s fiscal year that starts on January 1 and ends on December 31.

1.29                        “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authority applicable to the Applicable Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.30                        “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by other Regulatory Authority applicable to the Applicable Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.31                        “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.32                        “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in the Applicable Territory or any other country, or (c) any official or employee of any public international organization.

1.33                        “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.34                        “IND” means an Investigational New Drug application filed with the FDA, or an equivalent filing outside of the U.S.

1.35                        “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) may be filed with a Regulatory Authority.  For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.36                        “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), stability data and other study data and  procedures.

1.37                        “Inventions” means any inventions and/or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.38                        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.39                        “Licensed Product” shall mean (a) the Worldwide License Products, and (b) the Limited License Products.

1.40                        “Limited License Products” shall mean certain of Aridis’ products currently in development, comprising the products known as “AR-301”, “AR-105”, “AR-101”, all as further described in Exhibit B to this Agreement.

1.41                        “Limited Territory” means: (a) for the Limited License Product known as AR-301,  (i) the country of India, and (ii) all other countries of the world except the United States, Canada, the United Kingdom, the countries of the European Economic Union, China (including PRC, Hong Kong, Macau and Taiwan), Australia, New Zealand, South Korea, Brazil, and Japan (excluding any countries embargoed by the U.S.A. as of the Effective Date); and (b) for all other Limited License Products, (i) the country of India, and (ii) all other countries of the world except the United States, Canada, the United Kingdom, the countries of the European Economic Union, China (including PRC, Hong Kong, Macau and Taiwan), Australia, New Zealand, and Japan (excluding any countries embargoed  by the U.S.A. as of the Effective Date).

1.42                        “MabIgX Technology” means the Aridis technology for the identification of antibody producing B-cells, as further described in Exhibit A to this Agreement.

1.43                        “Marketing Authorization Application” or “MAA” means a New Drug Submission (“NDS”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.

1.44                        “Net Sales” means the gross amounts billed or invoiced by SAMR, its Affiliates and their respective sub-licensees for sales of Licensed Products to Third Parties, less the following deductions to the extent reasonable and customary, provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(a)                                 trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;

(b)                                 price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, governmental authorities or otherwise);

(c)                                  shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of Licensed Products to Third Parties (provided that, such shipping costs shall not be in excess of two percent (2%) of Net Sales with respect to any given calendar quarter);

(d)                                 sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Products;

(e)                                  amounts repaid or credited by reason of rejections, defects, recalls or returns;

(f)                                   amounts paid or credited for wholesaler charge backs; and

(g)                                 any receivables that have been included in gross sales and are deemed to be uncollectible according to U.S. GAAP (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of two percent (2%) of Net Sales with respect to any given calendar quarter).

Notwithstanding the foregoing, amounts received or invoiced by SAMR, its Affiliates, or their respective sub-licensees for the sale of Licensed Product among SAMR, its Affiliates or their respective sub-licensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user.  For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced.  Net Sales shall be accounted for in accordance with standard SAMR practices for operation by SAMR, its Affiliates or their respective sub-licensees, as practiced in the Applicable Territory, but in any event in accordance with U.S. GAAP, consistently applied in the Applicable Territory.  For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by SAMR, its Affiliates, or their respective sub-licensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent calendar quarter.

With respect to any transfer of any Licensed Product in the Applicable Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the respective country during the applicable reporting period (or if there were only de minimus cash sales in the respective country, at the fair market value as determined by comparable markets).

SAMR, its Affiliates, and their respective sublicensees shall sell each Licensed Product as a standalone product and will not sell the Licensed Product as a part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Products, except with Aridis’s prior written consent, not to be unreasonably withheld.

1.45                        “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof.

1.46                        “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.47                        “Proper Conduct Practices” means, SAMR and each of its Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv)

influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.48                        “Regulatory Approval” means all approvals necessary (non-clinical, pre-clinical, clinical, manufacturing, commercialization or otherwise) for the commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.49                        “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.50                        “Regulatory Exclusivity” means, with respect to a Licensed Product, the rights conferred by any Regulatory Authority in the Applicable Territory with respect to such Licensed Product other than Patents, which confer an exclusive commercialization period during which SAMR, its Affiliates or their respective sub-licensees have the exclusive right to market and sell such Licensed Product in the Applicable Territory, including the rights conferred in the U.S. under 42 U.S.C. §262 or comparable rights outside of the U.S.

1.51                        “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize Licensed Products in a particular country or jurisdiction.

1.52                        “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.53                        “SAMR Development Inventions” means any Inventions generated by or on behalf of SAMR, its Affiliates and their respective sub-licensees, including their employees, agents and contractors, which relate to or comprise any Worldwide License Products. SAMR Development Inventions excludes any inventions which are required to be assigned by SAMR to Aridis pursuant to Section 9.1(b) below.

1.54                        “SAMR Development Patents” means any Patents that claim SAMR Development Inventions.

1.55                        “Third Party” means any entity other than Aridis or SAMR or an Affiliate of either of them.

1.56                        “Transaction Agreements” means, collectively, (a) this Agreement, (b) the Supply Agreement, (c) the Quality Agreement(s), the Trademark Agreement and (d) any other agreement executed between the Parties in connection with any of the foregoing.

1.57                        “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.58                        “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.

1.59                        “U.S. GAAP” means the generally accepted accounting principles as applied to the U.S.

1.60                        “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal or (b) a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal.

1.61                        “Worldwide License Products” shall mean (a) the AR-201 Product, and (b) the SAMR Products.

1.62                        “Worldwide Territory” means all countries of the world excluding PRC, Hong Kong, Macau and Taiwan (and excluding any countries embargoed by the U.S.A. as of the Effective Date).

1.63                        Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

2.1(c)	“SAMR Sublicense Agreement”
2.4	“Competitive Product”
2.6	“GAVI Countries”
3.1	“Alliance Manager”
3.2(a)	“Joint Steering Committee”; “JSC”
3.2(b)	“Subcommittee”; “Committees”

4.2	“Services Agreement(s)”
4.3	“Development Plan”
5.9	“Pharmacovigilance Agreement”
5.10	“Remedial Action”
6.2(a)	“Commercialization Plan”
7.1	“Quality Agreement(s)”
8.11(b)	“Tax Withholding”
9.3(a)	“Infringement”
9.3(c )	“Enforcing Party”
9.4	“Infringement Actions”
9.6(a)	“Trademark Agreement”
11.1	“SAMR Indemnitees”
11.2	“Aridis Indemnitees”
11.3	“Indemnified Party”; “Indemnifying Party”
13.1	“Term”
14.1	“Executive Officers”
14.2	“ICC Rules”
Exhibit F	“EU Territory”; “EU Territory Grant”

ARTICLE 2
LICENSE

2.1                               License to SAMR.

(a)                                 License Grant.  Subject to the terms and conditions of this Agreement, Aridis hereby grants SAMR an exclusive (even as to Aridis except as provided in Section 2.1(b) below) license, with the right to sublicense solely as provided in Section 2.1(c), under the Aridis IP, to:

(i)                                    Develop (subject to Section 4.1), manufacture, make, have made, distribute, market, promote, sell, have sold, offer for sale, import and otherwise Commercialize Worldwide License Products in the Worldwide Territory. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, SAMR will make certain payments to Aridis as set out in, and subject to the terms and conditions of, Article 8;

(ii)                                Develop (subject to Section 4.1), distribute, market, promote, sell, have sold, offer for sale, import and otherwise Commercialize Limited License Products in the Limited Territory.  For clarity, the foregoing license does not include a right for SAMR to label, package, manufacture or have manufactured any Limited License Product, except as provided in section 6 and in Exhibit G and Exhibit H.  As consideration for the foregoing license and access to and transfers of know-how under this Agreement, SAMR will make certain payments to Aridis as set out in, and subject to the terms and conditions of, Article 8;

(b)                                 Aridis Retained Rights.  Notwithstanding the exclusive rights granted to SAMR in Section 2.1(a), Aridis and its Affiliates retain the following:  (i) the right to practice the Aridis IP within the scope of the license granted to SAMR under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Aridis’s obligations under this Agreement or any other Transaction Agreement;  (ii) the right to use and Develop a Limited License Product in the Limited Territory for the purpose of obtaining or maintaining Regulatory Approval of Licensed Products; (iii) the right to manufacture or have manufactured Licensed Products anywhere in the world for sale and use in territories retained by Aridis (subject to the exclusive manufacturing option as described in Exhibit G); and (iv) all rights to practice Aridis IP and all rights to Limited License Products except for those rights specifically exclusively granted to SAMR in Section 2.1(a).

(c)                                  Sublicense Rights.  SAMR shall have the right to grant sublicenses of the license granted in Section 2.1(a) only with Aridis’s express prior written consent, not to be unreasonably denied or delayed (for clarity, the execution of customary agreements during conduct of clinical trial with sites by SAMR, with customary controls regarding confidential information, assignment of inventions and data to sponsor, and control and return of product, are authorized under this Agreement and do not require advance approval of Aridis).  Following receipt of Aridis’s consent, SAMR shall, within thirty (30) days after granting any sublicense under Section 2.1(a), notify Aridis of the grant of such sublicense and provide Aridis with a true and complete copy of the sublicense agreement (each, a “SAMR Sublicense Agreement”).  Each SAMR Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and SAMR shall be solely responsible for all of its sub-licensees’ activities and any and all failures by its sub-licensees to comply with the terms of this Agreement.  Without limiting the foregoing, each SAMR Sublicense Agreement shall include the following additional terms and conditions:

(i)                                    the sub-licensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;

(ii)                                the sub-licensee shall not have any right to grant further sublicenses to the Aridis IP or to engage subcontractors to perform its obligations to SAMR;

(iii)                            the sub-licensee shall not have any right to prosecute or maintain or enforce any Aridis Licensed Patents;

(iv)                             the sub-licensee shall assign to Aridis all Data and Inventions related to Aridis IP or to Limited License Products generated by such sub-licensee;

(v)                                 the sub-licensee shall have the right to submit or control Regulatory Materials for Licensed Products only if SAMR retains for itself and for Aridis all rights of ownership and use of all such Regulatory Materials; and

(vi)                             if this Agreement terminates, Aridis shall have the option, at its sole discretion, to (A) assume SAMR’s rights and obligations under the SAMR Sublicense Agreement, or (B) terminate the SAMR Sublicense Agreement in its entirety without any penalty or other obligation to the sublicensee.

2.2                               Negative Covenant.  SAMR covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any Aridis IP outside the scope of the license granted to it under Section 2.1(a).

2.3                               No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.4                               Restrictions.  During the Term, SAMR (and its Affiliates) shall not Develop, manufacture or Commercialize, or authorize (by license or otherwise) any Third Party to Develop, manufacture or Commercialize, any product in the Applicable Territory which would be competitive with a Licensed Product (a “Competitive Product”).

2.5                               Good Faith Negotiation of EU Territory Grant (Subject to EU Finance Program).  In certain circumstances, SAMR and Aridis agree to discuss in good faith the possibility of extending the rights granted in this Agreement to include an exclusive license under Aridis IP to make, have made, import, use and have used, and sell and have sold, one or more Limited License Products in the countries of the European Economic Union; such agreement to discuss in good faith shall be as described in Exhibit F, Good Faith Negotiation of EU Territory Grant (Subject to EU Finance Program).

2.6                               Reversal of Licensed Territory.  If Aridis seeks return of the license granted pursuant to Section 2.1 for any Limited License Product with respect to any part of the Limited Territory (expressly excluding the country of India and countries eligible for GAVI funding as of the Effective Date as described at https://www.gavi.org/support/sustainability/eligibility/; hereinafter “GAVI Countries”), then the Parties agree to execute an amendment of this License Agreement returning such license grant to Aridis, thereafter allowing Aridis to sublicense such rights as it may so elect, provided that such amendment reasonably provides SAMR with (i) reimbursement of all costs incurred by SAMR relating to that portion of the Limited Territory, and (ii) payment of *% of the net amounts received and receivable by Aridis from a sublicensee relating to a sublicense of such rights.  In such a case, SAMR shall retain such manufacturing rights as are set out in Exhibit G, subject to the terms specified therein.

ARTICLE 3
GOVERNANCE

3.1                               Alliance Managers.  Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of SAMR’s Development and Commercialization of Licensed Products.  The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products.  Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2                               Joint Committees.

(a)                                 JSC Formation and Role.  Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JSC shall be:

(i)                                    to review, discuss and coordinate the overall strategy for the Development and Commercialization of Licensed Products in the Applicable Territory, including related regulatory activities;

(ii)                                to review, discuss and approve any proposed amendments or revisions to the Development Plan and to review, discuss and approve the conduct of any Development Activities by SAMR;

(iii)                            to review and discuss the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss the Commercialization of Licensed Products in the Applicable Territory;

(iv)                             to coordinate the Commercialization of Licensed Products in the Applicable Territory to ensure consistent global marketing of Licensed Products;

(v)                                 to oversee the activities of the Subcommittees and attempt to resolve issues presented to it by and disputes within the Subcommittees; and

(vi)                             to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

(b)                                 Subcommittee(s).  From time to time, the JSC may establish joint subcommittees to oversee particular projects or activities (such as Licensed Product supply, Development and Commercialization), as it deems necessary or advisable (each, a “Subcommittee”, and together with the JSC, the “Committees”).

(c)                                  Members.  Each Committee shall be comprised of an equal number of representatives from each Party.  Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient authority within the applicable Party to make decisions arising within the scope of the applicable Committee’s responsibilities.  Each Party shall initially appoint two (2) representatives to the JSC.  Each Committee may change its size from time to time by mutual consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party.  Each Party shall appoint one (1) of its representatives on each Committee to act as the co-chairperson of such Committee.  The role of the co-chairpersons shall be to convene and preside at the Committee meetings and to ensure the circulation of meeting agendas at least five (5) days in advance of Committee meetings and the preparation of meeting minutes in accordance with Section 3.2(d), but the co-chairpersons shall have no additional powers or rights beyond those held by other Committee representatives.

(d)                                 Meetings.  The JSC shall meet at least twice per calendar year during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings.  Either Party may also call a special meeting of any Committee (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the applicable Committee no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.  Each Committee may meet in person, by videoconference or by teleconference (provided, however, that, unless the Parties otherwise mutually agree, at least one such JSC meeting per calendar year shall be in person (alternating between the headquarters of Aridis (or one of its Affiliates) and SAMR).  All Committee meetings shall be conducted in English and all communications under this Agreement shall be in English.  The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the Committee meetings that reflect, without limitation, all material decisions made at such meetings.  The co-chairpersons shall send draft meeting minutes to each representative of the applicable Committee for review and approval within ten (10) Business Days after the Committee meeting.  Such minutes shall be deemed approved unless one or more Committee representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.

3.3                               Decision Making.  Each Committee shall strive to seek consensus in its actions and decision making process and all decisions by the Committees shall be made by consensus, with each Party having collectively one (1) vote in all decisions.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before any Subcommittee, the representatives of the Parties cannot reach an agreement as to such matter within ten (10) Business Days after such matter was brought to such Subcommittee for resolution (to the extent such matter requires the agreement of the Parties hereunder), such disagreement shall be referred to the JSC for resolution.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder)

within ten (10) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Executive Officers for resolution.  If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then SAMR’s Executive Officer shall have the final decision making authority with respect to such matter if it is within the JSC’s authority and relates to Worldwide License Products, and Aridis’s Executive Officer shall have the final decision making authority with respect to such matter if it is within the JSC’s authority and relates to Limited License Products; in each case provided, however, that Aridis’s Executive Officer shall have the right to veto any decision by SAMR relating to any of the following matters (any such determination by Aridis shall be in writing and provided to SAMR):

(a)                                 any amendments or updates to the Development Plan or any Development work or product manufacture work that, in Aridis’s reasonable judgment, is likely to have a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of Licensed Products (including in the Applicable Territory);

(b)                                 with respect to Worldwide License Products, global key product messages in promotional materials, key product messages and content of scientific communications at conferences and events, and communication to advisory boards; and

3.4                               Limitation of Committee Authority.  Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.5                               Discontinuation of Committees.  The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  Each Committee shall continue to exist until the Parties mutually agreeing to disband such Committee.  Once the Parties mutually agree, such Committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to such Committee under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

ARTICLE 4
DEVELOPMENT

4.1                               Overview. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), SAMR will be responsible for all Development of Worldwide License Products in the Worldwide Territory as is agreed by the JSC and noted in the Development Plans included in Exhibit H, Development Plans, at its own cost and expense, including all non-clinical and clinical studies and all collection of CMC Information necessary to obtain Regulatory Approval for Worldwide License Products in the Worldwide Territory (if and to the extent required by any Regulatory Authority in the Worldwide Territory and subject to SAMR’s Commercially Reasonable Efforts).

4.2                               Option for Services Agreement(s) for SAMR Products.  Upon request by SAMR as appropriate during the Term, Aridis and SAMR agree to negotiate to create Services Agreement(s) under which Aridis shall provide research services to SAMR for the identification of up to five (5) candidates for SAMR Products (“Services Agreement(s)”).  Such services shall be negotiated by the Parties when requested by SAMR, and SAMR shall reimburse Aridis for reasonable fees for such services, including its internal and out-of-pocket costs.  If such Services Agreement(s) are entered into by the Parties, they shall be attached hereto and made part of Exhibit J, Option for Services Agreement(s) for SAMR Products.

4.3                               Development Plan.  All Development of Worldwide License Products under this Agreement shall be conducted pursuant to a comprehensive written development plan which sets forth the timeline and details of all non-clinical and clinical studies, CMC Information collection activities and regulatory activities to be conducted by or on behalf of SAMR or its Affiliates or their respective sub-licensees to obtain Regulatory Approval of Licensed Products in the Applicable Territory (the “Development Plan”).  The Parties shall agree on initial Development Plans for all Worldwide License Products, within a reasonable period after the Effective Date, not to exceed one (1) year from the Effective Date, to be attached hereto as Exhibit H.  From time to time during the Term (at least on an annual basis), SAMR shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC for review and approval.  If, as a condition for MAA approval for Worldwide License Products in the Applicable Territory for any Indication, a Regulatory Authority requires additional clinical trials and/or other testing that, in either case, are not stipulated in the initial Development Plan (or any Development Plan previously approved in accordance with this Agreement), then SAMR shall promptly prepare a revised Development Plan for such additional clinical trials and/or other testing.  Notwithstanding the provisions of Section 3.3, approval of any such amendment to the Development Plan shall require the approval of both Parties, not to be unreasonably withheld.  If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.4                               Diligence.  SAMR shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of Licensed Products in the Applicable Territory.  Without limiting the foregoing, SAMR shall file Marketing Authorization Applications and achieve First Commercial Sale of Limited License Products and AR-201 Product, in India, according to the schedules as may be agreed by the Parties in Exhibit H.

4.5                               Development Records.  SAMR shall maintain complete, current and accurate records of all activities conducted pursuant to the Development Plan by SAMR, its Affiliates and their respective sub-licensees, and all Data and other Information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  SAMR shall document all non-clinical studies and clinical trials in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP.  Aridis shall have the right to access such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes as set out in Section 4.7.

4.6                               Development Reports.  SAMR shall keep Aridis reasonably informed as to the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan.  Without limiting the foregoing, at each regularly scheduled JSC meeting, SAMR shall provide Aridis with a written report summarizing the Development activities performed since the last JSC meeting and the results thereof, and comparing such activities with the Development Plan for such time period.  Such reports shall be at a level of detail reasonably requested sufficient to determine compliance with diligence obligations under this Agreement.  At such JSC meeting, the Parties shall discuss the status, progress and results of SAMR’s Development activities.  SAMR shall promptly respond to Aridis’s reasonable questions or requests for additional information relating to such Development activities.  In addition, within thirty (30) days after the end of each Fiscal Year, SAMR shall provide Aridis with a detailed written annual report regarding the progress under the Development Plan and results thereof.

4.7                               Data Exchange.  In addition to its adverse event and safety data reporting obligations pursuant to Section 5, SAMR shall promptly provide Aridis with copies of relevant Data and Information related to Licensed Products generated by or on behalf of such Party or its Affiliates or sub-licensees; the JSC shall establish reasonable policies to effectuate such exchange of Data and Information as is reasonable necessary between the Parties.  Aridis shall be obligated to share Data and Information related to regulatory matters as set out in section 5 below.

4.8                               Subcontractors.  SAMR shall have the right to engage subcontractors to conduct any activities necessary for Development of Licensed Products, including but not limited to non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement and have agreed in writing to assign to SAMR all data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work.  SAMR shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

ARTICLE 5
REGULATORY MATTERS

5.1                               Regulatory Responsibilities.

(a)                                 Subject to the terms and conditions of this Agreement, SAMR will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Applicable Territory, including the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities in the Applicable Territory with respect to Licensed Products.  SAMR shall be responsible for filing each MAA in the Applicable Territory for each Licensed Product and will be the holder of (or its distributing sub-licensee shall be the holder of, on behalf of SAMR) the

Regulatory Approval for each Licensed Product in the Applicable Territory. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Applicable Territory.  SAMR shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.

(b)                                 With respect to AR-201 Product and Limited License Products, the following terms shall apply:  Aridis shall provide such assistance and cooperation to SAMR as SAMR may reasonably request (subject to SAMR’s reimbursement of Aridis’s external costs and expenses related thereto), with respect to the satisfaction of its obligations under Section 5.1(a), including in connection with the preparation of Regulatory Materials.  Aridis shall provide such sections of any Common Technical Document or other Regulatory Materials as are in its possession as are reasonably necessary for SAMR’s satisfaction of its obligations hereunder and as agreed by the JSC.  Any transfer of CMC Information, Regulatory Materials or other Aridis Data or Aridis IP as set forth in this Section is conditioned on SAMR establishing appropriate firewalls or equivalent means to ensure that such Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose.  SAMR shall ensure that any information provided by or on behalf of Aridis pursuant to this Section 5.1 shall only be disclosed to those identified personnel of SAMR (or a designated agreed Third Party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means.

5.2                               Pricing.  SAMR shall be solely responsible and liable for, and shall indemnify Aridis in connection with, any Losses (as defined below) arising from Claims (as defined below) brought by Third Parties (including Regulatory Authorities) alleging excessive pricing, or other pricing-related issues, with respect to Licensed Product in the Applicable Territory.  With respect to the obligations noted above in this section 5.2, SAMR shall keep Aridis reasonably informed of, and promptly provide Aridis for its review and comment, with (a) drafts of any material filings or responses to be made to the a Regulatory Authority and (b) copies of all material communications from any Regulatory Authority in the Applicable Territory, in each case, in a reasonable amount of time in advance of submitting such applications, filings or responses. SAMR shall reasonably consider in good faith comments provided by Aridis with respect to all of the foregoing (a) and (b).

5.3                               Regulatory Information Sharing.  SAMR shall (a) provide Aridis with Regulatory Materials used by it in the Applicable Territory according to such procedures as are agreed by the JSC (the JSC shall reasonable accommodate Aridis’ request for advance submission of relevant Regulatory Materials related to Limited License Products); and (b) shall keep Aridis informed of any material verbal or written communication or question relating to Limited License Products and AR-201 Product received by SAMR from a Regulatory Authority in the Applicable Territory.  Except as required by applicable Law, SAMR, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority except in an Applicable Territory regarding any Licensed Products.  If such submission or communication is required by applicable Law, SAMR shall immediately notify Aridis in writing of such requirement and the content of such submission or communication.

5.4                               Meetings with Regulatory Authorities.  SAMR shall lead all interactions with Regulatory Authorities in the Applicable Territory with respect to Licensed Products.  SAMR shall keep Aridis reasonably informed of any material regulatory developments related to Licensed Products in the Applicable Territory.  At each regularly scheduled JSC meeting, SAMR shall provide Aridis with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Applicable Territory planned for the next calendar quarter that relates to any Licensed Product.  In addition, SAMR shall notify Aridis as soon as reasonably possible (but in no event later than two (2) Business Days) after SAMR becomes aware of any additional such meetings or teleconferences that become scheduled for such calendar quarter.  Aridis shall provide all reasonable assistance requested by SAMR to prepare for any such meeting or teleconference relating to Limited License Products. To the extent permitted by applicable Laws, Aridis shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences.

5.5                               Regulatory Costs.  Unless otherwise provided in this Agreement, SAMR shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Applicable Territory.

5.6                               Right of Reference to Regulatory Materials (including relevant portions of Drug Master Files).  Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party.  The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory.  Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.7                               No Harmful Actions.  If either Party believes that a Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have a material adverse impact upon the development, manufacture, commercialization or regulatory status of any Licensed Product, that Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.8                               Notification of Threatened Action.  Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may adversely affect the development, manufacture, commercialization or regulatory status of any Licensed Product.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.9                               Adverse Event Reporting and Safety Data Exchange.  No later than ninety (90) days before the commencement of a clinical study with respect to Development of any Limited License Product by SAMR in the Applicable Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance

Agreement”) for the Development of the Licensed Product.  Further, no later than one hundred and eighty (180) days before the anticipated launch date of any Limited License Product in the Applicable Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product.

5.10                        Remedial Actions.  Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  SAMR shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use (to the extent possible) of Licensed Products in the Applicable Territory.  If SAMR or any of its Affiliates determines that any Remedial Action with respect to any Licensed Product in an Applicable Territory should be commenced or is required by applicable Laws or Regulatory Authority,  then such Remedial Action shall be at the expense of SAMR. Remedial Actions that are not required by Law, but are deemed necessary by Aridis in the exercise of reasonable discretion, may be required by Aridis, the expenses of which shall be borne by Aridis unless agreed by the JSC.  Otherwise, each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.  Notwithstanding the foregoing, any Remedial Action that relates to the manufacture and supply of Licensed Products by one Party to another shall be governed by the terms and conditions of the relevant Supply Agreement.

ARTICLE 6
COMMERCIALIZATION

6.1                               Overview.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), SAMR will be responsible for and have operational control over all aspects of the Commercialization of Licensed Products in the Applicable Territory, including:  (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products (subject to Section 5.2); (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Applicable Territory.  SAMR shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Aridis shall provide and/or disclose to SAMR upon SAMR’s request, and no more than once each calendar quarter, at SAMR’s cost, copies of any Licensed Product-related materials that are necessary or useful in connection with SAMR’s Commercialization of Licensed Products in the Applicable Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products).

6.2                               Commercialization Plan.

(a)                                 General.  SAMR shall Commercialize Licensed Products in the Applicable Territory pursuant to a commercialization plan (the “Commercialization Plan”).  The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of SAMR’s, its Affiliates’ and their respective sublicensees’ Commercialization activities for Licensed Products in the Applicable Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Applicable Territory, and (iii) a strategic plan for Commercialization of Licensed Products in the Applicable Territory for the following two (2) Fiscal Years.

(b)                                 Initial Plan and Amendments.  Within a reasonable time (but no later than six (6) months) prior to the anticipated Regulatory Approval of each Licensed Product in the Applicable Territory, SAMR shall prepare and present to the JSC (or a Subcommittee established by JSC to oversee Commercialization of Licensed Products in the Applicable Territory) the initial Commercialization Plan for review and discussion by the JSC.  From time to time during the Term (at least on an annual basis), SAMR shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion.  Once reviewed by the JSC, the Commercialization Plan shall become effective and supersede the previous Commercialization Plan as of the date of such approval.

6.3                               Pricing.  Subject to any determination by applicable Regulatory Authorities, SAMR shall have the sole right to determine the pricing of the Licensed Products in the Applicable Territory. SAMR shall review its Commercialization Plans, only in the case for neighboring countries of Aridis territory with JSC, to minimize the potential that Aridis’ worldwide commercialization strategies, including pricing strategies, for Aridis’ commercialization of Limited License Products outside of the Limited Territory, will not be negatively impacted by the Commercialization Plan, including pricing strategy, developed by SAMR pursuant to this Section 6. Further, it is agreed between the Parties that SAMR is not under an obligation to review its Commercialization Plans for GAVI Countries.

6.4                               Commercialization Diligence.  SAMR shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Applicable Territory. Subject to the foregoing, SAMR shall perform, in all material respects, the activities specified in the Commercialization Plan.

6.5                               Commercialization Reports.  SAMR shall keep Aridis reasonably informed of SAMR’s, its Affiliates’ and their respective sublicensees’ Commercialization activities with respect to the Licensed Products in the Applicable Territory.  Without limiting the foregoing, at each regularly scheduled JSC meeting, SAMR shall provide Aridis with a written report summarizing the significant Commercialization activities performed with respect to the Licensed Products since the last JSC meeting, and shall respond promptly to reasonable questions thereto.

In addition, within sixty (60) days after the end of each Fiscal Year, SAMR shall provide Aridis with a reasonably detailed progress report describing SAMR’s progress under the Commercialization Plan and results thereof.

6.6                               Cross-Territorial Restrictions.  SAMR hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, intentionally or knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, into countries outside the Applicable Territory.  As to such countries outside the Applicable Territory (which are exclusively reserved for Aridis), SAMR shall not, and shall ensure that its Affiliates and their respective sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) sell or distribute Licensed Products to any person in the Applicable Territory who intends to sell or has in the past sold Licensed Products in such countries.  If SAMR receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country outside the Applicable Territory, SAMR shall immediately refer that order to Aridis and SAMR shall not accept any such orders.  SAMR shall not, intentionally or knowingly, deliver or tender (or cause to be delivered or tendered) Licensed Products into a country outside of the Applicable Territory. SAMR shall not, and shall ensure that its Affiliates and their respective sublicensees will not, knowingly restrict or impede in any manner Aridis’s exercise of its retained exclusive rights outside of the Applicable Territory.

6.7                               Labeling.  SAMR shall provide Aridis with proposed content for labeling and packaging (including with respect to any product inserts) of Licensed Products in the Applicable Territory, for Aridis’s review and approval prior to use; all such approval by Aridis shall be explicitly subject to SAMR’s requirements for compliance with Applicable Laws in applicable countries.  SAMR shall not materially deviate from Aridis’s approved label for the Product in the design or content of the label for any Licensed Product.

ARTICLE 7
MANUFACTURE AND SUPPLY

7.1                               Manufacture and Supply.  SAMR shall be responsible for all manufacture and Supply of all Worldwide License Products.  With respect to Limited License Products, manufacturing and supply shall be as set out in Exhibit G, Manufacturing Rights and Obligations  Prior to any manufacture of any Limited Licensed Product by or on behalf of SAMR, whether such manufacture is by SAMR or by Aridis or their respective Affiliates, sublicensees or contractees, the Parties shall enter into appropriate Quality Agreements (“Quality Agreement(s)”), which shall include such terms as are customary in the industry regarding the manufacture, supply, storage, transportation, recording and testing of all Licensed Products to be used in any way by SAMR (including clinical trial material) hereunder.  All such Quality Agreements shall be appended to this Agreement, upon execution.

7.2                               Supply Option. SAMR shall also have an option to supply Limited License Products to Aridis for sale outside the Limited Territory, which option shall be solely as set out in Exhibit G, Manufacturing Rights and Obligations.

7.3                               Distribution.  SAMR will be solely responsible for the distribution of Licensed Products in the Applicable Territory.

7.4                               Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto.

ARTICLE 8
COMPENSATION

8.1                               Upfront Payment.

8.1.1                     Upon the Effective Date, SAMR shall pay to Aridis a one-time, non-refundable, non-creditable upfront payment of fifteen million U.S. dollars, payable as follows:

(a)                         The Parties acknowledge that Affiliate of SAMR has made a payment of five million U.S. dollars ($5,000,000.00) to Aridis pursuant to the terms of the Option for Exclusive Product and Platform Technology License, executed by the Parties as of July 16, 2019.  That payment is required consideration under this License Agreement.

(b)                         Within five (5) days of the Effective Date, SAMR shall make a further payment of ten million U.S. dollars ($10,000,000).

8.1.2                     The payment of amount referred at 8.1.1 (a) has been made by Affiliate of SAMR. For the sake of good accounting practices and regulations, Aridis will refund the said amount to Affiliate (SIBV) immediately after payment by SAMR pursuant to section 8.1.1(b) and SAMR will immediately pay the said amount to Aridis.

8.2                               [This section intentionally left blank.]

8.3                               Development and Commercialization Costs.

(a)                                 SAMR shall bear all costs and expenses incurred in the Development of Licensed Products in the Applicable Territory in accordance with Article 4.

(b)                                 SAMR shall promptly reimburse Aridis for expenses incurred by Aridis to conduct activities to support the Development and Commercialization of Licensed Products in the Applicable Territory (to the extent as expressly provided for in this Agreement).

8.4                               SAMR payments for Aridis Milestones. Aridis shall promptly notify SAMR upon the achievement of each milestone event set forth below, and SAMR shall pay to Aridis the corresponding non-refundable and non-creditable development milestone payment set forth below within thirty (30) days after the receipt of notice from Aridis of its achievement of such milestone:

(a)                                 Successful Completion by Aridis of Phase III clinicals trial with demonstration that at least one primary or secondary endpoint is met in U.S. or Europe for the first Limited License Product:  * US dollars (US $*);

(b)                                 Successful completion  by Aridis of  Phase III clinical trials in USA for the second Aridis Product :  * US dollars (US $*); and

(c)                                  Receipt by Aridis of the first approval of an MAA in the US or Europe for a Limited License Product:  * US dollars (US $*).  (Note:  If approval of an MAA in the US or Europe occurs pursuant to this subsection (c) for one Limited License Product, and approval of an MMA for a separate Limited License Product occurs either in US or Europe or in the Limited Territory, the milestone under subsection (b) shall also be deemed to have been met and both milestones will be concurrently paid.)

8.5                               SAMR payments for SAMR Development Milestone Payments.  SAMR shall promptly notify Aridis upon the achievement of each milestone event set forth below, and SAMR shall pay to Aridis the corresponding non-refundable and non-creditable development milestone payment set forth below within thirty (30) days after the achievement of each such milestone:

(a)                                 The filing of the first IND with any Regulatory Authority for each Worldwide License Product: * US dollars (US $*);

(b)                                 Completion by SAMR of all Phase III clinicals trials necessary for submission of the first MAA in the US or Europe for each Worldwide License Product:  *US dollars (US $*); and

(c)                                  Receipt by SAMR of the approval of the first MAA in the US or Europe for each Worldwide License Product: * US dollars (US $*).

8.6                               Royalties on Net Sales.

(a)                                 Royalty Rate.  SAMR shall pay Aridis a royalty on Net Sales by SAMR, its Affiliates and their respective sub-licensees with respect to Licensed Products Applicable Territory during the respective Royalty Terms applicable to such Licensed Products.  The royalty on Net Sales shall be calculated separately for each License Product and shall be:

(i)                                    For Net Sales (determined separately for each Licensed Product) up to (and including) US $* in each calendar year: * percent (*%) of Net Sales;

(ii)                                For Net Sales above US $* and up to US $* in each calendar year: * percent (*%) of Net Sales; and

(iii)                            For Net Sales above US $* in each calendar year: * percent (*%) of Net Sales.

(b)                                 Additional earned royalties. Earned royalties on Net Sales as are required as of the Effective Date to be paid by Aridis to Third Parties for Net Sales of Licensed Products shall be the responsibility of Aridis; except that such third party royalties shall be the obligation of SAMR to the extent agreed by the Parties and disclosed in Exhibit I, Third Party Royalty Obligations.

(c)                                  EU Territory Grant Royalty Rate.  If any EU Territory Grant is made pursuant to the terms of section 2.5 and Exhibit F, Net Sales of such Limited License Products in the EU Territory as are covered in such grant shall not be included in the calculations of Net Sales or royalty rates under section 8.6(a) above.  For Net Sales of Limited License Products by SAMR in the EU Territory pursuant to any EWU Territory Grant, the Royalty Rate shall be: twenty percent (20%).

(d)                                 Royalty Term.  Royalties payable under Section 8.6 (b) shall be payable for the term provided in Exhibit I.  Royalties payable under Section 8.6 (a) shall be paid by SAMR (on a Licensed Product-by-Licensed Product basis) from the period beginning on the date of the First Commercial Sale of each Licensed Product in the Applicable Territory and ending on the latest of (a) the expiration, invalidation or abandonment of the last Valid Claim within the Aridis Licensed Patents Covering such Licensed Product in the Applicable Territory; (b) the tenth (10th) anniversary of the date of First Commercial Sale of such Licensed Product in the Applicable Territory or the expiry date of any extension of such period (as described below), as applicable; and (c) the expiration of Regulatory Exclusivity for such Licensed Product in the Applicable Territory, if any (the “Royalty Term”); provided that, the ten (10) year period referred to in the foregoing clause (b) with respect to such Licensed Product shall automatically be extended for subsequent (successive) five (5) year periods, unless either Party notifies the other Party in writing of its intention not to so extend such initial ten (10) year period or any then current five (5) year extension period no later than six (6) months prior to the expiry of the initial period or then current extension period, as applicable.

8.7                               Royalty Payments; Reports.  Royalties under Section 8.4 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within sixty (60) days after the end of the applicable calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs.  Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by SAMR, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Applicable Territory on a Licensed Product-by-Licensed Product basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales and (c) a calculation of the amount of royalties due to Aridis in U.S. Dollars, including the application of any exchange rate used.

8.8                               Payment Method; Foreign Exchange.  All payments owed by SAMR under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Aridis.  For clarity, all payments by SAMR to Aridis pursuant to Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 shall be in U.S. Dollars.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by SAMR to Aridis under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA rates for the calendar quarter in which the applicable payment is due.

8.9                               Interest on Late Payments.  If SAMR does not make  payment of any sum due to Aridis on or before the due date, simple interest shall thereafter accrue on the sum due to Aridis until the date of payment at the per annum rate of one percent (1%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.

8.10                        Records; Audits.

(a)                                 SAMR shall, and shall ensure that its Affiliates and its and their respective sublicensees, maintain complete and accurate records in sufficient detail to permit Aridis to confirm the accuracy of the calculation of royalty payments and the achievement of the Development milestone events.  All payments and other amounts under this Agreement and any Transaction Agreement shall be accounted for in accordance with US GAAP.  Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of five (5) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Aridis and reasonably acceptable to SAMR, for the sole purpose of verifying the accuracy of the financial reports furnished by SAMR pursuant to this Agreement and any payments with respect thereto.  Any such auditor shall not disclose SAMR’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by SAMR or the amount of payments due under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date.  Aridis shall bear the full cost of such audit unless such audit discloses an underpayment by SAMR of more than five percent (5%) of the amount due for the audited period, in which case SAMR shall bear the full cost of such audit.

(b)                                 SAMR shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to SAMR’s pharmacovigilance-related obligations set forth in Section 5.9.  Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of five (5) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by Aridis or its designee that is reasonably acceptable to SAMR, for the sole purpose of ensuring compliance all Transaction Agreements.

8.11                        Taxes.

(a)                                 Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)                                 Withholding Taxes.  If SAMR is required by applicable Laws to make any tax deduction, tax withholding or similar payment from any amount paid or payable by SAMR to Aridis (a “Tax Withholding”) under this Agreement, then in the case of any payments to be made by SAMR to Aridis under this Agreement (including pursuant to Sections 8.1, 8.3, 8.4, 8.5 and

8.6) SAMR will pay Aridis the actual stated amount set forth under this Agreement in full and shall also pay any such Tax Withholding (including any additional Tax Withholding required with respect to SAMR’s additional payments under this Section 8.11) directly to the proper Governmental Authority. For clarity, Aridis shall receive, without any deduction or offset with respect to taxes and free of any Tax Withholding, a net amount equal to, after payment of any Tax Withholding, the amount to which Aridis was otherwise entitled under this Agreement and would have received had no such Tax Withholding been required by Laws to be made.  In the event that (i) a Tax Withholding is required, but some or all of the tax required to be withheld and remitted by SAMR is not withheld and/or is not remitted by SAMR, and (ii) instead Aridis pays the relevant amount to a Governmental Authority, SAMR shall indemnify Aridis for the full amount of any such tax paid by Aridis and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto.

(c)                                  Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by SAMR to Aridis under this Agreement. Aridis shall provide SAMR any tax forms that may be reasonably necessary in order for SAMR not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. To the extent that SAMR makes any tax payment (including withholding tax) pursuant to Section 8.11 (b) on Aridis’ behalf, and Aridis should be entitled to a credit of that tax payment made by SAMR against any tax due from Aridis (e.g. on Aridis’ income), Aridis shall promptly inform SAMR of such credit and refund the credited amount to SAMR, upon receipt.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1                               Ownership of Data and Inventions.

(a)                                 Data.  Aridis shall solely own all Data generated by Aridis.  The Data Controlled by Aridis are included in the Aridis Licensed Know-How and licensed to SAMR under Section 2.1(a).  SAMR shall solely own all Data generated by SAMR in the Development, during manufacturing and the scale-up data of Licensed Products.  .

(b)                                 Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws. For clarity, all Inventions made by Aridis are included in the Aridis IP and licensed to SAMR under Section 2.1(a).  SAMR shall promptly disclose in writing to Aridis all inventions made by it related to Aridis IP and to SAMR Development Inventions and Aridis shall be under an obligation to keep such disclosures confidential. Further, such disclosures of SAMR Development Inventions by SAMR or its Affiliates to Aridis shall not in any case amount to transfer of rights in such Development rights and it shall also not amount to assignment. Inventions made by SAMR relating to or comprising improvements of MabIgX Technology, or relating to or comprising improvements of Limited License Products,  may subject to the licenses granted to SAMR be assigned by SAMR to Aridis only after having discussion between the Parties. The Parties further agree that the inventions relating to or comprising improvements of MabIgX Technology, or relating to or comprising improvements of Limited License Products or SAMR Development Inventions, if mutually decided by the Parties, that SAMR should assign the rights to Aridis the same shall be remunerated appropriately as may be decided mutually by the Parties.

(c)                                  SAMR’s Affiliates, Sublicensees and Subcontractors.  SAMR shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to SAMR all Data and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights to SAMR with respect thereto.

9.2                               Patent Prosecution.

(a)                                 Prosecution by Aridis.  As between the Parties, Aridis shall have the sole right to prepare, file, prosecute and maintain or abandon any Aridis Licensed Patents during the term of this Agreement.  Aridis does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Aridis Licensed Patents.  Aridis shall provide SAMR reasonable opportunity to review and comment on prosecution efforts, if any, regarding solely any Aridis Licensed Patents in the Limited Territory: Aridis shall promptly provide SAMR with copies of all material communications from any patent authority in the Limited Territory regarding the Aridis Licensed Patents, and shall provide SAMR, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses.  Aridis shall consider in good faith comments thereto provided by SAMR in connection with the prosecution of the Aridis Licensed Patents in the Limited Territory.  For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding in the Limited Territory, including opposition proceedings.  Aridis shall have the sole right in its sole discretion to prepare, file, prosecute and maintain the Aridis Patents outside the Limited Territory

(b)                                 AR-201 Product.  The Parties shall cooperate in good faith, at SAMR’s expense and pursuant to terms as agreed by the JSC, to prepare, file, prosecute and maintain any Aridis Patents solely and specifically Covering the AR-201 Product.

(c)                                  Collaboration. SAMR shall provide Aridis with all reasonable assistance and cooperation in the patent prosecution efforts by Aridis provided in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3                               Patent Enforcement.

(a)                                 Notification.  If either Party becomes aware of any existing or threatened infringement of any Aridis Licensed Patent comprising a Third Party’s use or sale of a product for an Indication of a Licensed Product, that competes with said Licensed Product in the Applicable Territory (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

(b)                                 Enforcement Rights.  Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Aridis Licensed Patents against such Infringement.  Aridis shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement, at Aridis’s cost and expense.  If Aridis elects to commence a suit to enforce the applicable Aridis Licensed Patents against such Infringement, then SAMR shall have the right to join such enforcement action upon notice to Aridis to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Applicable Territory, and in this case the Parties shall share the cost and expense of such enforcement action equally.  If Aridis does not intend to commence a suit to enforce the applicable Aridis Licensed Patents against such Infringement or to take other action to secure the abatement of such Infringement, it shall so notify SAMR in due time, and then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Applicable Territory (and solely to such extent). SAMR shall have the right, but not the obligation, to commence such a suit or take such action, at SAMR’s cost and expense (provided that, if Aridis believes in good faith that the commencement of any such suit or action by SAMR would reasonably be likely to have a negative impact on any similar action that Aridis, its Affiliates or sublicensees is pursing against such person or entity, then SAMR shall not have the right to commence such suit or action without the consent of Aridis).  In such case, Aridis shall take appropriate actions in order to enable SAMR to commence a suit or take the actions set forth in the preceding sentence.  SAMR shall not settle any such suit or action in any manner that would negatively impact the Aridis Licensed Patents and neither Party shall settle any such suit in a manner that would limit or restrict the ability of SAMR to sell the Licensed Products in the Applicable Territory without the prior written consent of the other Party.

(c)                                  Collaboration.  Each Party shall provide to the Party bringing a claim, suit or action under Section 9.3(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, at such Enforcing Party’s request and expense (unless SAMR elects to join an enforcement action when Aridis is the Enforcing Party, in which case the expenses will be shared equally by the Parties), including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d)                                 Expenses and Recoveries.  The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when Aridis is the Enforcing Party and SAMR elects to join the enforcement action.  If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.3(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)                                    if Aridis is the Enforcing Party and SAMR does not elect to join the enforcement action and share the cost and expense of the enforcement action: seventy-five percent (75%) of the remaining amounts shall be retained by Aridis, and twenty-five percent (25%) of the remaining amounts shall be paid to SAMR;

(ii)                                if Aridis is the Enforcing Party and SAMR elects to join the enforcement action and share the cost and expense of the enforcement action: fifty percent (50%) of the remaining amounts shall be retained by Aridis, and fifty percent (50%) of the remaining amounts shall be paid to SAMR;

(iii)                            if SAMR is the Enforcing Party: seventy five percent (75%) of the remaining amounts shall be retained by SAMR, and twenty five percent (25%) of the remaining amounts shall be paid to Aridis;

(iv)                             all amounts noted in subsections (i), (ii), and (iii) above apply solely to the extent any such amounts are received directly in connection to an “Infringement” defined in section 9.3(a).

(e)                                  Other Infringements.  Aridis shall have the sole right to enforce Aridis Patents outside the Applicable Territory, and with respect to infringements other than “Infringements” as defined in section 9.3(a), and Aridis shall be entitled to retain all recoveries resulting from all such enforcements.

9.4                               Third Party Infringement Claims.  If the manufacture, sale or use of the Licensed Products in the Applicable Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against SAMR or Aridis (or their respective Affiliates, licensees or sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing.  SAMR shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that Aridis may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice.  In any event, SAMR agrees to keep Aridis reasonably informed of all material developments in connection with any such Infringement Action for which SAMR exercises its right to direct and control the defense.  SAMR agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that, as Aridis notifies SAMR would materially adversely affect the rights or interests of Aridis, without the prior written consent of Aridis, which shall not be unreasonably withheld or delayed.  If SAMR does not exercise its right to direct and control the defense of an Infringement Action that is brought against SAMR, then Aridis shall have such right and it shall agree to keep SAMR reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would, as Aridis notifies SAMR,  materially adversely affect the rights or interests of SAMR, without the prior written consent of SAMR, which shall not be unreasonably withheld or delayed.

9.5                               Patent Term Extensions.  SAMR will cooperate with Aridis, at Aridis’s cost and expense in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents with respect to any Aridis Licensed Patents or Licensed Product.  If elections with respect to obtaining such patent term extensions are to be made, Aridis shall have the sole right to make such elections.

9.6                               Trademarks.

(a)                                 Within six months of the Effective Date, and prior to any sale of any Licensed Product by SAMR, the Parties shall agree in good faith upon a Trademark Agreement, (“Trademark Agreement”).

(b)                                 Under the Trademark Agreement, SAMR shall be allowed to use its own marks for the sale of SAMR Products, subject to such reasonable restrictions and obligations as are required to protect the brand and reputation of Aridis.

(c)                                  Aridis Product Marks.  Under the Trademark Agreement, SAMR and Aridis shall agree in good faith as to the terms under which SAMR may use the Aridis Product Marks.  Generally, the following terms shall apply:

(i)                                    No use of Aridis name or Aridis Product Marks by SAMR is authorized except as explicitly set out in the Trademark Agreement;

(ii)                                SAMR will and shall ensure that its Affiliates and sublicensees will, (1) use the Aridis Product Marks solely in connection with the Development and Commercialization of Licensed Products Applicable Territory, (2) comply with the requirements of Aridis as to the form, manner, scale and context of the use of the Aridis Product Marks, the use of the statements to accompany the Aridis Product Marks, and the presentation or performance of the Licensed Products, (3) adhere to any branding strategy policies (including, without limitation, logo design, product labeling, messaging points, and visual branding elements) implemented by Aridis for the use of the Aridis Product Marks.  SAMR shall display the proper form of trademark notice associated with the Aridis Product Marks in accordance with instructions received from Aridis, and (4) not engage in any action that may diminish Aridis’s rights or goodwill associated with its name or Aridis Product Marks.

(iii)                            Aridis shall retain all rights to and goodwill attached to all Aridis Product Marks.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1                        Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                 Corporate Existence.  As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b)                                 Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c)                                  No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or articles or by-laws of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)                                 No Violation.  Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)                                  No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and

(f)                                   No Consents.  No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2                        Additional Representations and Warranties of Aridis. Aridis represents and warrants to SAMR as follows, as of the Effective Date:

(a)                                 Title; Encumbrances.  It has to its knowledge sufficient legal and/or beneficial title or ownership or license, in the Aridis IP to grant the licenses to SAMR as purported to be granted pursuant to this Agreement; and

(b)                                 No Conflicts.  Aridis has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to SAMR under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to SAMR under this Agreement, or that would otherwise materially conflict with or adversely affect SAMR’s rights under this Agreement.

10.3                        Compliance with Laws.

(a)                                 Each Party shall, and shall ensure that its Affiliates and their respective sub-licensees will, comply in all respects with Anti-Corruption Laws, Proper Conduct Practices and all applicable Laws in the Development and Commercialization of Licensed Products and

performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Government Authority health care programs applicable in such Party’s respective territory, each as may be amended from time to time.

(b)                                 Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder.  In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

10.4                        Additional SAMR Covenants.  In addition to any covenants made by SAMR elsewhere in this Agreement, SAMR hereby covenants to Aridis as follows:

(a)                                 neither SAMR nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that SAMR becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to SAMR or any of its Affiliates with respect to any activities relating to any Licensed Product, SAMR will immediately notify Aridis in writing and SAMR will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(b)                                 neither it nor its Affiliates, or its or their sublicensees, shall exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to SAMR under this Agreement; and

(c)                                  except where (1) specifically allowed by Aridis, or (2) SAMR has informed Aridis that it has rights to transfer and does transfer such rights in a third party’s confidential information to Aridis sufficient to cover all uses of such information authorized by Aridis herein (without payment or other obligation required of Aridis): neither SAMR nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, and SAMR shall be solely responsible and liable for, and shall indemnify Aridis pursuant to Section 11.2 in connection with, any breach of this covenant by SAMR, any of its Affiliates, or their respective employees, agents or contractors.

10.5                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  For clarity and without limiting the foregoing, Aridis makes no representation or warranty concerning the Licensed Products or Aridis IP except as expressly set forth in this Article 10.

ARTICLE 11
INDEMNIFICATION

11.1                        Indemnification by Aridis.  Aridis shall defend, indemnify, and hold SAMR and its Affiliates and their respective officers, directors, employees, and agents (the “SAMR Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any SAMR Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, commercialization and manufacturing of products of Aridis other than Licensed Products, (b) the breach of any of Aridis’s obligations under this Agreement, including Aridis’s representations and warranties set forth herein, (c) the willful misconduct or grossly negligent acts of Aridis. The foregoing indemnity obligation shall not apply to the extent that (i) the SAMR Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Aridis’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which SAMR is obligated to indemnify the Aridis Indemnitees under Section 11.2.

11.2                        Indemnification by SAMR.  SAMR shall defend, indemnify, and hold Aridis and its Affiliates and their respective officers, directors, employees, and agents (the “Aridis Indemnitees”) harmless from and against any and all Losses to which any Aridis Indemnitee may become subject as a result of any Claims by any Third Party arising out of, based on, or resulting from (a) the Development or Commercialization of Licensed Products by or on behalf of SAMR or its Affiliates or sublicensees (including any Infringement Actions), (b) the breach of any of SAMR’s obligations under this Agreement, including SAMR’s representations and warranties set forth herein, or (c) the willful misconduct or grossly negligent acts of SAMR.  The foregoing indemnity obligation shall not apply to the extent that (i) the Aridis Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and SAMR’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Aridis is obligated to indemnify the SAMR Indemnitees under Section 11.1.

11.3                        Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such

Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.  Notwithstanding anything contained in the foregoing to the contrary, the provisions of Section 9.4 shall govern the defense of any Infringement Actions.  Additionally, in the event that Aridis has elected to defend any such Infringement Action, then Aridis shall not be obligated to indemnify SAMR for any Claims related to such Infringement Action; rather, the Parties shall share such Claims equally.

11.4                        Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 5.2, 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12 OR FOR SAMR’S BREACH OF ITS OBLIGATIONS IN SECTION 2.5.

11.5                        Insurance.  SAMR shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of its liability with respect to its indemnification obligations under this Article 11.  SAMR Party shall provide Aridis with written evidence of such insurance upon request.

ARTICLE 12
CONFIDENTIALITY

12.1                        Confidentiality.  Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or any other Transaction Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly authorized by any other Transaction Agreement or otherwise agreed in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)                                 was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)                                 was disclosed to the receiving Party or its Affiliate by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)                                  was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2                        Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)                                 such disclosure is reasonably necessary (i) for the filing or prosecuting Patent rights as contemplated by any of the Transaction Agreements; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated by any of the Transaction Agreements;

(b)                                 such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under any of the Transaction Agreements; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement;

(c)                                  such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or

(d)                                 such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3                        Publicity; Terms of Agreement.

(a)                                 The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b)                                 If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed.  A Party commenting on such a proposed disclosure shall provide its comments, if any, within a reasonable time (no more than 14 days, and in such shorter period as the Party is notified may be required by applicable Law) after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements).  In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Applicable Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences.  In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)                                  The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities.  Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4                        Technical Publication.  SAMR may not publish peer reviewed manuscripts, or provide other forms of public disclosure including abstracts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to the Limited Licensed Products or Aridis IP, without the prior written consent of Aridis.  Aridis may not publish peer reviewed manuscripts, or provide other forms of public disclosure including abstracts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to the SAMR Development Inventions, without the prior written consent of SAMR.

12.5                        Equitable Relief.  Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law.  By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on the date of the last-to-expire of all Royalty Term with respect to Licensed Products.

13.2                        Termination by SAMR.  SAMR may terminate this Agreement in its entirety for convenience upon twelve (12) months prior written notice given to Aridis at any time after the first (1st) anniversary of the Effective Date.

13.3                        Termination by Aridis.

(a)                                 Aridis may terminate this Agreement upon written notice to SAMR, with respect to each Licensed Product, if SAMR stops Development (including Regulatory Activities) or Commercializing such Licensed Product in the Applicable Territory for a period of six (6) months or more (consecutively), unless Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which SAMR provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite SAMR’s reasonable efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice.

(b)                                 Aridis may terminate this Agreement in its entirety upon written notice to SAMR, if SAMR or its Affiliates or their respective sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Aridis Patent.  Such termination shall go into effect on the date specified in the applicable termination notice.

13.4                        Termination for Breach.  Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under any Transaction Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice.

13.5                        Termination Due to Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

The Parties agree that in the event of a bankruptcy by Aridis, SAMR, as licensee of certain licenses granted by it under or pursuant to the Transaction Agreements, shall retain and may fully exercise all of its rights under the United States Bankruptcy Code, as may be amended or supplemented from time to time (the “Bankruptcy Code”) and any similar provisions of any applicable Laws of other jurisdictions (“Other Bankruptcy Laws”).  Each Party acknowledges that if Aridis, as a debtor, seeks to reject any of the Transaction Agreements in a bankruptcy of Aridis, SAMR shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code and Other Bankruptcy Laws, including, without limitation, as provided in section 365(n) of the Bankruptcy Code and any similar provisions of Other Bankruptcy Laws.  Aridis irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) (or any successor statute) or similar provisions of Other Bankruptcy Laws.  Nothing in this paragraph shall be construed to limit any of SAMR’s rights under applicable Laws, including without limitation the Bankruptcy Code or Other Bankruptcy Laws.

13.6                        Effect of Termination or Expiration.  Upon the any termination or expiration of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a)                                 Licenses.  All licenses and other rights granted by Aridis to SAMR (or all rights granted for the Licensed Product, if terminated pursuant to section 13.3(a)) under this Agreement shall terminate, including all sublicenses granted by SAMR unless such sublicenses are assumed by Aridis as contemplated by Section 2.1(c)(vi), which shall survive expiration or termination.

(b)                                 Wind-Down.  SAMR will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by Aridis, SAMR shall complete such trials and Aridis shall reimburse SAMR its reasonable, out-of-pocket costs associated therewith.  For the purpose of clarity, except as provided for above, SAMR may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and SAMR will be responsible for any costs associated with such wind-down.

(c)                                  Regulatory Materials; Data.  SAMR shall provide Aridis or its designee with all Regulatory Materials, including Regulatory Approvals, for the Limited License Products and the AR-201 Product to the extent possible under applicable Law in the Applicable Territory.  SAMR shall also promptly provide Aridis with all Data (to the extent not already provided to Aridis and except Data relating to SAMR Products), including pharmacovigilance data, generated by or on behalf of SAMR.  In addition, SAMR shall promptly return or destroy, at Aridis’s election, all Confidential Information of SAMR.

(d)                                 Transition Assistance.  Upon Aridis’s request, SAMR shall provide such assistance as may be reasonably necessary or useful for Aridis to continue the Development and

Commercialization of Limited License Products and the AR-201 Product in the Applicable Territory, including upon request of Aridis, assigning or amending as appropriate any agreements or arrangements with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products.

13.7                        Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (as applicable), 11 (Indemnification), 12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous), and Sections 2.1(c)(vi), 2.4 (No Implied Licenses), 8.8 (Payment Method; Foreign Exchange), 8.9 (Interest on Late Payments), 8.10 (Records; Audits), 8.11 (Taxes), 9.1 (Ownership of Data and Inventions), 10.5 (No Other Representations or Warranties), 13.6 (Effect of Termination or Expiration), 13.7 (Survival) and 13.8 (Termination Not Sole Remedy).

13.8                        Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 14
DISPUTE RESOLUTION

14.1                        Disputes; Internal Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of SAMR (or one of its Affiliates) and Aridis (the “Executive Officers”) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, which shall include at least one (1) in person meeting of the Executive Officers within twenty (20) days after such notice is received.  If the dispute is not resolved within such thirty (30) days, either Party may commence action with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party shall have any further obligation under this Section 14.1.  Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, SAMR and Aridis shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

14.2                        Governing Law.

(a)                                 Governing Law.  Resolution of all disputes and any remedies relating thereto, shall be governed by and construed under the laws of the State of California, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different state.

ARTICLE 15
MISCELLANEOUS

15.1                        Entire Agreement; Amendment.  This Agreement, together with the other Transaction Agreements and including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2                        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include unforeseeable conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Aridis:

Aridis Pharmaceuticals, Inc.

5941 Optical Court

San Jose, CA  95138

U.S.A.

Attn:  Vu, Truong-Le, CEO

with copies to (which shall not constitute notice):

If to SAMR:

Serum AMR Products

Antonie van Leeuwenhoeklaan 9-13,

3721 AL Bilthoven, PO Box 457,

The Netherlands

Attn: The Chief Financial Officer

15.4                        No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.5                        Assignment; Change of Control.

(a)                                 Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party.

(b)                                 Notwithstanding Section 15.5(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided further that if an assignee of SAMR is engaged in a business that directly competes with products of Aridis, Aridis shall have the right to terminate this Agreement without any obligation to the other Party, by providing written notice thereof within three (3) months after the receipt of such notice from SAMR.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5(a) and (b) shall be null, void and of no legal effect.

(c)                                  In the event that SAMR undergoes a Change of Control, SAMR (or its assignee in connection with such Change of Control) shall continue to maintain a similar level of resources and infrastructure in connection with the Commercialization of the Licensed Products as that were expended by SAMR for the Licensed Products during the twelve (12)-month period immediately prior to the announcement of the Change of Control transaction (it being understood that the level of resources and infrastructure may change over time due to changes to the market condition of the Licensed Products).

(d)                                 In the event that Aridis is going to undergo any Change of Control / re-organization / restructuring activity or undertake any, amalgamation, demerger with any third party (hereinafter referred to as ‘the Restructuring Activity’) then it shall do so only on the condition that the new management / acquirer / resultant entity shall honour all the obligations of Aridis as are mentioned herein.

15.6                        Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8                        Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10                 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11                 English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.12                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this License, Development and Commercialization Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

FOR SAMR		FOR ARIDIS

By:	/s/ Roeland H. Van Dam	By:	/s/ Vu Truong
Name:	Roeland H. Van Dam	Name: Vu Truong
Title:	Director	Title: Chief Executive Officer
Date:	September 27, 2019	Date: September 19, 2019

[Signature Page to License, Development and Commercialization Agreement]

LIST OF EXHIBITS

Exhibit A:                                      MabIgX Technology

Exhibit B:                                      Limited License Products

Exhibit C:                                      AR-201 Product

Exhibit D:                                      Aridis Licensed Patents

Exhibit E:                                      SAMR Products

Exhibit F:                                       Good Faith Negotiation of EU Grant/Loan

Exhibit G:                                     Manufacturing Rights and Obligations

Exhibit H:                                     Development Plans

Exhibit H1:  AR-201 Product

Exhibit H2:  SAMR Products

Exhibit H3:  Limited License Products

Exhibit I:                                          Third Party Royalty Obligations

Exhibit J:                                        Option for Services Agreement(s) for SAMR Products

Exhibit A:                                      MabIgX Technology

MabIgX® Antibody Discovery Platform & Development of Rare, Potent Human mAbs

The MabIgX technology is designed to rapidly identify rare, potent antibody-producing B-cells from patients who successfully overcame an infection, then quickly convert the discovered B-cell into a stable manufacturing substrate. This technology immortalizes and stabilizes the antibody-producing human B-cells from the patient, enabling large scale manufacturing of fully human mAbs for treatment of the masses.

Unlike current antibody therapies, Aridis’ mAbs are completely of human origin, are functionally optimized for high potency by the patient’s immune system, and do not require genetic engineering or further optimization to achieve full functionality and high mAb productivity. This technology also allows for the selection of any antibody isotype, depending on the optimal effector function required for treating the target infection. MabIgX bypasses the conventional recombinant mAb manufacturing process steps involving antibody producing mouse cell lines (e.g. CHO cells) that are used by all antibody manufacturers. Upon selection of the desired B-cell, our technology applies cell fusion with a proprietary fusion partner cell line to stabilize and immortalize the B-cell, then proceed to scaled up manufacturing without using recombinant process steps. The result is a shortening of the discovery and manufacturing process by up to one (1) year compared to conventional manufacturing process.

Key competitive advantages of Aridis’ MabIgX® technology and the resulting fully human antibodies:

Comprehensive and rapid screening of the B-cell repertoire to identify rare, highly neutralizing B-cells

•            Faster progression from target identification to clinical development (by ~1 year) as compared to conventional immunotherapy approaches involving generation of genetically engineered antibody producing cell lines

•            Antibody candidates are immunologically and medically relevant, based on specificity and isotype (e.g. IgG, IgA, IgM)

•            Superior safety profile with the potential for long term, repeated administrations

•            High affinity and selectivity may result in lower effective doses, resulting in lower cost-of-goods during large-scale production compared to traditional antibody therapies.

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Exhibit B:                                      Limited License Products

AR-301: Fully Human mAb Against Staphylococcus aureus

AR-301 (Salvecin®) is a fully human monoclonal IgG1 antibody (mAb) that specifically targets S. aureus alpha-toxin, an important virulence factor that is secreted by both methicillin-resistant S. aureus (MRSA) and methicillin-sensitive S. aureus (MSSA). AR-301 protects against alpha-toxin mediated destruction of host cells, preserving the human immune cells. AR-301’s mode of action is independent of the antibiotic resistance profile of S. aureus and it is active against infections caused by both MRSA and MSSA.

Top-line data was recently reported from a double-blinded, placebo-controlled Phase 2a clinical trial conducted across 31 intensive care units in four European countries and the U.S. evaluating the safety, pharmacokinetics, and efficacy of ascending doses of AR-301. AR-301 was tested as an adjunctive therapy to standard of care antibiotics in patients diagnosed with severe hospital-acquired pneumonia (HAP) and ventilator associated pneumonia (VAP) patients caused by S. aureus. Patients treated with AR-301 consistently demonstrated less time spent under mechanical ventilation and higher rates of S. aureus eradication as compared to those treated with antibiotics alone. AR-301 was deemed to be safe and well tolerated, as no serious adverse events were reported in patients receiving AR-301 at all dose levels, and there was no difference in adverse events reported among the groups. AR-301 was granted Fast Track designation by the FDA and orphan drug designation in the European Union. AR-301 is currently being evaluated in a global Phase 3 clinical study.

Pathogenicity of S. aureus

S. aureus is a leading cause of hospital-acquired lower respiratory tract infections (e.g. pneumonia), bloodstream, skin, soft tissue, and surgical site infections. Treatment of these infections has become more challenging due to the emergence of multi-drug resistant (‘MRSA’) strains. In many developed countries around the world, including the U.S., UK and Japan, resistance to beta-lactam antibiotics in MRSA strains is a major problem in hospitals and other healthcare settings. Notably, the incidence rate of all invasive MRSA infections, including those outside of hospitals, is high compared with other bacterial pathogens, with these infections resulting in mortality rates of up to 50%.

In spite of preventive measures and various antibiotic treatment options, there is a clear medical need for alternative therapeutic interventions to treat hospital-acquired S. aureus infections. In this context, the use of human monoclonal antibodies (mAb) for passive immunotherapy against S. aureus infections represents a promising new approach to combat the disturbing rise in antibiotic resistance.

2

AR-105: Broadly Active Human Monoclonal Antibody (mAb) Against Pseudomonas aeruginosa

The Gram negative bacterium Pseudomonas aeruginosa is one of the most important public health pathogens and is associated with a number of difficult-to-treat infections such as pneumonia, bacteremia, and cystic fibrosis lung infection.  AR-105 (Aerucin®) is a broadly active, fully human IgG1 monoclonal antibody targeted against P. aeruginosa alginate, a widely distributed cell surface polysaccharide involved in surface adhesion, biofilm formation, and protection against the human immune system. AR-105 exhibits a broad recognition to diverse, unrelated P. aeruginosa clinical isolates due to the ubiquitous nature of the alginate surface polysaccharide. AR-105’s mechanism of action is different from mechanisms of antibiotic resistance, and is effective against a broad collection of P. aeruginosa clinical isolates tested.

AR-105 effectively protected against lethal challenges of a variety of P. aeruginosa strains in mouse models of acute pneumonia and bacteremia. AR-105 is also shown to be effective when used in combination with standard of care antibiotics in P. aeruginosa infection models. This mAb candidate is being developed as first-line adjunctive therapy to standard of care antibiotics, and has been granted Fast-Track designation by the FDA. AR-105 has successfully completed a Phase 1 clinical trial in 16 healthy volunteers, demonstrating safety up to doses of 20 mg/kg. A worldwide Phase 2 trial of AR-105 in ventilator associated pneumonia patients infected with P. aeruginosa was completed in mid-2019.

AR-101: Fully Human mAb Against Pseudomonas aeruginosa LPS serotype O11

AR-101 (AerumabTM) is a highly specific monoclonal antibody targeted against P. aeruginosa lipopolysaccharide serotype O11, which accounts for ~22% of all P. aeruginosa hospital-acquired infections worldwide. Binding of AR-101 to P. aeruginosa bacteria facilitates human complement binding and improves immune recognition and destruction by circulating human phagocytes. AR-101’s mechanism of action is distinct from mechanisms of antibiotic resistance, and is effective against multidrug resistant LPS serotype O11 P. aeruginosa clinical isolates. AR-101 is intended to be a first-line adjunctive therapy for patients with severe P. aeruginosa pneumonia being treated in intensive care units, and has orphan drug designation from the U.S. FDA and Europe’s EMA regulatory agencies.

AR-101 has successfully completed Phase 2a clinical testing in hospital-acquired pneumonia (HAP) and ventilator associated pneumonia (VAP) patients, demonstrating strong safety and efficacy trends. The Phase 2a clinical study evaluated AR-101 in 13 high risk HAP and VAP patients as an adjunctive therapy to standard of care antibiotics. AR-101 met the primary safety endpoints and showed a consistent trend toward improvement in mortality, shorter time to clinical cure of pneumonia, shorter time on mechanical ventilation, and fewer days in the ICU as compared to standard of care antibiotics-alone.

These top-line preliminary results underscore the strong potential of anti-infective monoclonal antibody therapies as an adjunctive drug to complement standard of care antibiotics.

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Exhibit C:                                      AR-201 Product

AR-201: Fully Human mAb Against Respiratory Syncytial Virus

AR-201 is a human IgG1 monoclonal antibody (mAb) directed against the F-protein of respiratory syncytial virus (RSV). AR-201 was isolated from antibody-producing B-cells of an infant infected with RSV.  This mAb broadly neutralizes RSV clinical isolates, including RSV strains that are resistant to standard of care mAb Synagis®.  AR-201 is engineered to have long plasma half-life sufficient to last through the duration of the RSV infection season in a single dose.

RSV infections are the most common cause of hospitalization in early childhood, accounting for up to 120,000 hospitalizations each year in the U.S. and causing annual epidemics of bronchiolitis and pneumonia worldwide. In most cases, the infection resolves without complications, however, RSV infection can cause lung function deterioration and years of recurrent wheezing or asthma. Overall, RSV accounts for an estimated 2% of hospitalizations among infants less than one year of age. This rate increases 4—5-fold among high-risk patients such as premature infants and those with chronic lung disease or complicated congenital heart disease.

Currently, there is only one option to prevent RSV infections in at-risk patients, namely prophylactic treatment with palivizumab (marketed by MedImmune as Synagis®). However, the response is varied and in about half of infants, palivizumab fails to effectively prevent RSV infections. Therefore, there is a continuing medical need for a more efficacious immune-prophylactic. AR-201 is currently in preclinical development.

4

Exhibit D:                                      Aridis Licensed Patents

5

Exhibit E:                                      SAMR Products

[To be completed by the Parties and attached within 6 months from the Effective Date: 5 products, each to a single Indication comprising a target to an infectious disease primarily of economic impact in the Developing World, or as otherwise described in Section 1.23]

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Exhibit F:                                       Good Faith Negotiation of EU Territory Grant (Subject to EU Finance Program)

In certain circumstances, SAMR and Aridis agree to discuss in good faith the possibility of extending the rights granted in the License Agreement to include an exclusive license to make, have made, import, use and have used, and sell and have sold, one or more Limited License Products in the countries of the European Economic Union (the “EU Territory” and “EU Territory Grant” herein).  Such commitment to negotiate in good faith shall be subject to the following requirements:

1.              Nothing herein precludes Aridis from continuing development or discussions with any Third Party regarding rights in the EU, or from providing an EU Territory Grant to any Third Party.  The Parties shall use reasonable efforts to jointly investigate whether SAMR might successfully achieve an *, as defined below.  If the Parties jointly demonstrate that an * may reasonably be achieved, the Parties shall consider in good faith a limited option for an EU Territory Grant while the * is achieved.

2.              Any such EU Territory Grant shall be consummated by amendment to the License Agreement executed in the reasonable discretion of both Parties; shall be applicable solely to those Limited License Products specifically noted in the amendment, and for which the conditions below are met; shall be without the right to sublicense or assign such rights.  Aridis shall reasonably cooperate with SAMR in its attempts to meet the conditions set out below (although until such conditions are met Aridis is not restricted from licensing Limited License Products to third parties in the EU Territory).

3.              As consideration, an EU Territory Grant for a specific Limited License Product shall include a requirement that SAMR will be responsible for all costs related to all further pre-clinical development and all clinical trials (all costs of Development and of preparation of all Regulatory Materials, including reimbursement of any costs required to be expended by Aridis) as shall be necessary for licensure of that Licensed Product in the EU (with manufacturing costs as required for product launch and commercialization); shall include specific timelines for the completion of clinical trials, regulatory submission, and commencement of commercial sales; and shall include as a prerequisite requirement that SAMR shall have obtained (or the Parties shall have jointly determined that SAMR may reasonably obtain) a loan/funding/financial support program from the EU for all such clinical trials costs, through grant or loan programs from the * (the “*”).

4.              It is expected that development and launch costs for any Licensed Product for the EU Territory would be at least * US dollars (US $*); therefore any *, combined with agreed contributions by SAMR, will be expected to provide at least that level of funding, and otherwise as sufficient for such development and launch costs.

5.              Under an EU Territory Grant, SAMR would be licensed to conduct clinical trials globally, provided the * allows such trials.

6.              Any EU Territory Grant shall provide that the conduct of all SAMR-supported clinical trials shall remain under joint oversight and control of the Parties, with each Party having full access and right to use all data generated out of these clinical trials.

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7.              As prerequisite to the execution of any EU Territory Grant, SAMR must demonstrate that the * will allow for distribution of Licensed Products in the EU Territory at commercial prices which are not required to be set at lower than market rates, and shall not prohibit or hinder distribution of Aridis Product in any other territory (that is, the Parties must reasonably agree that an appropriate and financially reasonable market for Limited License Products in the EU Territory will exist).

8.              EU Territory Grants shall be negotiated and executed by the end of Q4 2020  (including completion of the * and other prerequisites noted in the subsections above);

9.              EU Territory Grants shall include an option for Aridis to buy-back the EU Territory Grant from SAMR, if global sales rights for said Licensed Product are requested by an Affiliate or sublicensee or potential sublicensee of Aridis (this buy-back relates to EU Territory only, not to other territories of SAMR), provided that Aridis shall demonstrate to SAMR’s reasonable satisfaction that such grant to such licensee or sublicensee shall be made at arm’s length and at a fair and reasonable valuation, by (i) reimbursement to SAMR of all clinical development costs incurred by SAMR related to the EU Territory; (ii) assumption by Aridis or its Affiliate or sublicensee of any loan repayment obligations under the *, provided any such funds were expended by SAMR in support of clinical development of the Licensed Product; and (iii) provided that SAMR has completed all required Phase III clinical trials and all other steps for licensure as are required under subsection 3 above, payment by Aridis to SAMR of the Buy-Back Percentage (*% or a pro-ration of that, as provided below, if Buy-Back occurs prior to product commercialization) of the net amounts (generally, “net amounts” meaning gross amounts received for such grant of rights to EU Territory less all costs of clinical development and manufacturing of both SAMR and Aridis related to EU Territory, and any third party royalties required to be paid) received and receivable by Aridis from such partner or licensee.  The Buy-Back Percentage shall be as follows:

(a)                                 Buy-Back occurs after product commercialization (after a first commercial sale of the relevant Licensed Product in the EU Territory): *%;

(b)                                 Buy-Back occurs after successful completion of all clinical trials and submission of all regulatory filings: *%;

(c)                                  Buy-Back occurs after initiation of Phase 3 clinical trials, with an expenditure by SAMR of at least $*: *%;

(d)                                 Buy-Back occurs after initiation of any clinical trials funded by SAMR: *%;

(e)                                  Buy-Back occurs prior to initiation of any SAMR-funded clinical trials: *%.

(In the instance of any such buy-back, SAMR shall retain its Limited Territory rights to such Limited License Products. Details regarding such Buy-Back procedures, costs, and reimbursements will be specified in the EU Territory Grant amendment to the License Agreement when completed.)

10.       Royalties for Limited License Products included in the EU Territory Grant shall be as set out in the License Agreement including section 8.6(c).

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Exhibit G:                                     Manufacturing Rights and Obligations

1.              The following manufacturing rights and obligations shall apply to Licensed Products:Upon request of SAMR, Aridis shall use Commercially Reasonable Efforts to provide clinical trial material for Limited License Products for use by SAMR for any required clinical trials in the Limited Territory as described in Exhibit H.  SAMR shall reimburse Aridis for all costs, including internal and out-of-pocket costs, for such material on a cost basis without any mark-up (other than allocable overhead costs).

2.              SAMR or its associate companies shall have the rights to manufacture any Worldwide License Product in the Worldwide Territory for use in the Worldwide Territory.

3.              SAMR manufacturing option for Limited License Products: If SAMR develops manufacturing capacity for any Limited License Products, then SAMR shall have the right to supply and the Parties shall negotiate for SAMR to so supply Limited License Products (either all such required product, or a portion thereof, according to SAMR capacity) for use by SAMR in the Limited Territory and by Aridis and its Affiliates and sublicensees outside of the Limited Territory.  This supply right shall be exclusive to SAMR and Affiliates and Aridis shall not manufacture through another party except where SAMR elects to develop manufacturing capacity for only a portion of its or Aridis’ territories, or waives or elects not to exercise this option, or does not or cannot perform according to the SAMR Supply Agreement, or pursuant to the buy-back all as set out in parts 4, 5, 6 and 7 below.

4.              To exercise this manufacturing option, SAMR shall first demonstrate, to Aridis’ reasonable satisfaction: SAMR’s ability for manufacturing consistency of Limited License Products in conformance to all regulatory FDA and EMA requirements, at commercially reasonable rates, and at sufficient capacity as specified by Aridis.  The manufacturing option is limited to production by SAMR and Affiliates in the country of India unless otherwise agreed by the Parties, such agreement not to be unreasonably withheld by Aridis.

5.              In order to allow Aridis to plan its supply chain and ensure the availability of an adequate supply of Limited License Products, SAMR agrees to exercise or waive this option by December 31, 2021.  SAMR acknowledges that it must meet expected timelines for the expected approval date for the first Licensed Product; the expectation of the Parties is that SAMR Affiliates should have completed a ready production facility by December 31, 2020 in order to allow sufficient time for demonstration of capacity and consistency and completion of Quality Agreements as noted herein.  As of the Effective Date, Aridis expects annual production for each Limited Licensed Product will be approximately four kilograms (with a single-use fermentation scale of 2,000 liters or more ).

6.              Provided the requirements of Section 4 above are met, the Parties shall negotiate and execute a manufacturing agreement for SAMR to supply such product (“SAMR Supply Agreement”).  The term of the manufacturing agreement shall be twenty (20) years from the effective date thereof, provided that SAMR shall maintain during the agreement manufacturing consistency, capacity and commercially competitive pricing as set out above.  Aridis shall pay such reasonable manufacturing fees to SAMR as are negotiated

7.              Manufacturing rights buy-back option:  If third party sublicensees of Aridis for Limited License Products wish to provide all manufacturing for Limited License Products (for

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territories outside of SAMR’s Limited Territory), then Aridis shall have the right to buy back the option noted in section 3 above by paying to SAMR five million US dollars ($5,000,000).

8.              If the requirements of Section 4 above are not met, the Parties shall upon SAMR’s request negotiate and execute a manufacturing agreement for Aridis to use Commercially Reasonable Efforts to supply or have supplied such products to SAMR for use in the Limited Territory (“Aridis Supply Agreement”).  The term of the manufacturing agreement shall be as specified therein, and SAMR shall pay such reasonable manufacturing fees to Aridis or its designee as are negotiated.

9.              Prior to any manufacture of any Limited Licensed Product by or on behalf of SAMR, whether such manufacture is by SAMR or by Aridis or their respective Affiliates, sublicensees or contractees, the Parties shall enter into appropriate Quality Agreements (“Quality Agreement(s)”), which shall include such terms as are customary in the industry regarding the manufacture, supply, storage, transportation, recording and testing of all Licensed Products to be used in any way by SAMR (including clinical trial material) hereunder.

10.       The JSC shall periodically discuss and clarify arrangements under this Exhibit G in order to maximize preparation of the Parties for Licensed Product and launch and minimize potential disruptions or delays to production timelines.

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Exhibit H:                                     Development Plans

Exhibit H1:  AR-201 Product

Exhibit H2:  SAMR Products

Exhibit H3:  Limited License Products

[To be negotiated by the Parties promptly after the Effective Date and attached hereto when complete, by no later than the following dates:

Exhibit H1: 6 months from the Effective Date

Exhibit H2: 12 months from the Effective Date

Exhibit H3: 4 months from the Effective Date]

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Exhibit I:                                          Third Party Royalty Obligations

As of the Effective Date, there are no Third Party Royalty Obligations subject to payment by SAMR pursuant to 8.6(b).

This Exhibit may be amended if an EU Territory Grant is made pursuant to Exhibit F.

This Exhibit may be amended if manufacture of AR-301 Limited License Product is authorized in countries other than India.

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Exhibit J:                                        Option for Services Agreement(s) for SAMR Products

Upon request by SAMR as appropriate during the Term, Aridis and SAMR agree to negotiate in good faith to create Services Agreement(s) under which Aridis shall provide research services to SAMR for the identification of up to five (5) candidates for SAMR Products.  Such services shall be negotiated in good faith by the Parties when requested by SAMR, and SAMR  shall reimburse Aridis for reasonable fees for such services, including its internal and out-of-pocket costs.

If such Services Agreement(s) are entered into by the Parties, they shall be attached hereto and made part of this Exhibit J.

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